Exhibit 4(d)

                            DEATH BENEFIT ENDORSEMENT

This endorsement is made part of the Contract on the Contract Date.

The "DEATH BENEFIT PROVISION" section of the Contract is deleted and replaced with the following:

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                             DEATH BENEFIT PROVISION
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DEATH OF ANNUITANT

A death benefit is payable to the beneficiary upon the death of the Annuitant before the Maturity Date, unless there is a contingent Annuitant. A death benefit is also payable under those Settlement Options which provide for death benefits. We will pay the beneficiary the death benefit, determined as of the Death Report Date, in a single sum or apply it to a Settlement Option. A beneficiary may request that a death benefit payable under this Contract be applied to a Settlement Option subject to the provisions of this Contract and the current tax laws.

DEATH OF OWNER WITH ANNUITANT SURVIVING

If the owner is not the Annuitant, and the owner dies (including the first of joint owners) before the Maturity Date, We will recalculate the value of the death benefit proceeds under the provisions of Death Benefit Proceeds Prior To The Maturity Date below, by replacing all references to "Annuitant" with "owner." The value of the death benefit, as recalculated, will be paid in a single lump sum or by other election to the party taking proceeds under the current tax laws.

DEATH BENEFIT PROCEEDS PRIOR TO THE MATURITY DATE

If the Annuitant dies before the Maturity Date, the death benefit payable as of the Death Report Date will be the greater of a) or b) below, less any applicable premium tax or outstanding loan balance:

a)   the Contract value on the Death Report Date; or

b)   the Adjusted Purchase Payment;

          ADJUSTED PURCHASE PAYMENT:

          The initial Adjusted Purchase Payment is equal to the initial Purchase Payment. Whenever any additional Purchase Payment(s) are made, the Adjusted Purchase Payment is increased by the amount of the Purchase Payment. Whenever a partial surrender is taken, the Adjusted Purchase Payment is reduced by a Partial Surrender Reduction as described below.

PARTIAL SURRENDER REDUCTION

The Partial Surrender Reduction for (b) above is equal to 1) the Adjusted Purchase Payment in effect immediately prior to the reduction for the partial surrender, multiplied by 2) the amount of the partial surrender divided by 3) the Contract value.

INTEREST ON DEATH BENEFIT PROCEEDS

Any interest on death proceeds will be paid in accordance with rules in effect in Your state at the time of death.

DEATH PROCEEDS AFTER THE MATURITY DATE

If the Annuitant dies on or after the Maturity Date, We will pay the Beneficiary a death benefit consisting of any benefit remaining under the Annuity option then in effect.





                              /s/ George C. Kokulis

                                    President